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                                                                       EXHIBIT 5

                           [ROPES & GRAY LETTERHEAD]


                                 June 29, 2000



Boston Life Sciences, Inc.
137 Newbury Street
Boston, Massachusetts 02116

     Re:  Boston Life Sciences, Inc.

Ladies and Gentlemen:

     This opinion is furnished to you in connection with a registration statement on Form S-3 (the "Registration Statement"), filed today with the Securities and Exchange Commission under the Securities Act of 1933, as amended, for the registration of (i) 1,405,956 shares of Common Stock (the "Pictet Stock"), $.01 par value, of Boston Life Sciences, Inc., a Delaware corporation (the "Company"), (ii) 500,000 shares of the Company's Common Stock issuable upon the exercise of Class C Warrants to purchase 300,000 shares of the Company's Common Stock and Class D Warrants to purchase 200,000 shares of the Company's Common Stock (together, the "Pictet Warrants"), (iii) 232,000 shares of Common Stock (the "MTR Stock"), $.01 par value, of the Company, (iv) 216,000 shares of the Company's Common Stock issuable upon the exercise of Warrants No. BLSI-J-96 to purchase 216,000 shares of the Company's Common Stock (the "MTR Warrants") and (v) 30,000 shares of the Company's Common Stock issuable upon the exercise of Warrants No. BLSI-J-139 to purchase 20,000 shares of the Company's Common Stock and Warrants No. BLSI-J-138 to purchase 10,000 shares of the Company's Common Stock (together, the "Trout Warrants").

     The Common Stock issuable upon exercise of the Pictet Warrants, MTR Warrants and Trout Warrants is referred to herein as the "Pictet Warrant Shares," "MTR Warrant Shares" and "Trout Warrant Shares," respectively. The Pictet Warrant Shares, MTR Warrant Shares and Trout Warrant Shares, together with the Pictet Stock and MTR Stock, are referred to as the "Registrable Shares."

  The Company originally sold the Pictet Stock and the Pictet Warrants pursuant to a Purchase Agreement dated June 1, 2000 between the Company and Pictet Global Sector Fund-Biotech (the "Pictet Agreement"). The Company originally sold the MTR Stock and the MTR

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Warrants pursuant to an Option Agreement dated January 21, 1999 between the
Company and MTR Technology, Inc. (the "MTR Agreement"). The Company originally sold the Trout Warrants pursuant to a Letter Agreement dated January 14, 2000 between the Company and The Trout Group LLC (the "Trout Agreement"). The Registrable Shares are being registered to permit the secondary trading of such Common Stock by the holders thereof from time to time after the effective date of the Registration Statement.

     We have acted as counsel for the Company in connection with its issuance and sale of the Pictet Stock and the Pictet Warrants and the preparation of the Pictet Agreement. We have not acted as counsel for the Company in connection with either its issuance and sale of the MTR Stock, MTR Warrants and Trout Warrants or the preparation of the MTR Agreement and the Trout Agreement. For purposes of this opinion, we have examined and relied upon such documents, records, certificates and other instruments as we have deemed necessary.

     We express no opinion as to the applicability of, compliance with or effect of Federal law or the law of any jurisdiction other than The Commonwealth of Massachusetts and the corporate laws of the State of Delaware.

     Based on the foregoing, we are of the opinion that the Registrable Shares have been duly authorized and:

1. When the Pictet Stock was issued, the Pictet Stock was validly issued, fully paid and non-assessable.

2. When the Pictet Warrant Shares are issued out of the Company's duly authorized Common Stock upon exercise of, and pursuant to the provisions of, the Pictet Warrants and the Pictet Agreement and the Company has received the consideration therefor in accordance with the terms of the Pictet Warrants and the Pictet Agreement, the Pictet Warrant Shares will be validly issued, fully paid and non-assessable.

3. When the MTR Stock was issued, the MTR Stock was validly issued, fully paid and non-assessable.

4. When the MTR Warrant Shares are issued out of the Company's duly authorized Common Stock upon exercise of, and pursuant to the provisions of, the MTR Warrants and the MTR Agreement and the Company has received the consideration therefor in accordance with the terms of the MTR Warrants and the MTR Agreement, the MTR Warrant Shares will be validly issued, fully paid and non-assessable.

5. When the Trout Warrant Shares are issued out of the Company's duly authorized Common Stock upon exercise of, and pursuant to the provisions of, the Trout Warrants and the Trout Agreement and the Company has received the consideration therefor in accordance with the terms of the Trout Warrants and the Trout Agreement, the Trout Warrant Shares will be validly issued, fully paid and non-assessable.
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     We hereby consent to your filing this opinion as an exhibit to the
Registration Statement and to the use of our name therein and in the related prospectus under the caption "Legal Matters".

     It is understood that this opinion is to be used only in connection with the offer and sale of the Registrable Shares while the Registration Statement is in effect.

                              Very truly yours,

                              /s/ Ropes & Gray

                              Ropes & Gray